Exhibit 4.22

AMENDMENT TO STOCK ESCROW AGREEMENT

THIS AMENDMENT TO STOCK ESCROW AGREEMENT (this “Amendment”), dated as of February 29, 2024, is made and entered into by and between Arisz Acquisition Corp., a Delaware corporation (“Company”), the initial stockholders listed on the signature pages hereto (“Initial Stockholders”) and Continental Stock Transfer & Trust Company, a New York corporation (“Escrow Agent”).

W  I  T  N  E  S  E  T  H:

WHEREAS, Company, Initial Stockholders and Escrow Agent entered into that certain Stock Escrow Agreement, dated as of November 17, 2021 (the “Stock Escrow Agreement”); and

WHEREAS, Company, Initial Stockholders and Escrow Agent desire to amend the Stock Escrow Agreement so as to (a) amend the number of Escrow Shares set forth in Exhibit A thereto and (b) acknowledge the transfer of certain shares of Common Stock to third parties.

WHEREAS, Section 6.2 of the Stock Escrow Agreement states that each of the Initial Stockholders acknowledges that Chardan Capital Markets, LLC (“Representative”) is a beneficiary of the Stock Escrow Agreement and that the Agreement may not be modified or changed without the prior written consent of the Representative.

WHEREAS, all capitalized terms not defined in this Amendment shall have the respective meanings ascribed to them in the Stock Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, covenant and agree as follows:

1. Exhibit A of the Stock Escrow Agreement is hereby amended in its entirety to read as follows:

EXHIBIT A

Initial Stockholders

Name and Address of Initial Stockholder	Number of Escrow Shares	Date of Insider Letter
Arisz Investment LLC c/o MSQ Ventures 12 East 49th Street, 17th Floor New York, NY 10017	696,247	November 17, 2021, as amended February 29, 2024

2. Escrow Agent hereby acknowledges the irrevocable instructions as to the transfer of an aggregate of 336,142 shares of Common Stock pursuant to the terms of the Irrevocable Instructions Letter attached to this Agreement as Exhibit B.

3. Except as provided in this Amendment, the Stock Escrow Agreement shall remain unchanged and in full force and effect.

4. This Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Remainder of page left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

Company:

Arisz Acquisition Corp., a Delaware corporation

By:	/s/ Fang Hindle-Yang
	Name:	Fang Hindle-Yang
	Title:	Chief Executive Officer

Escrow Agent:

Continental Stock Transfer & Trust Company, a New York corporation

By:	/s/ Ana Gois
	Name:	Ana Gois
	Title:	Vice President

Initial Stockholders:

Arisz Investment LLC

By:	/s/ Fang Hindle-Yang
	Name:	Fang Hindle-Yang
	Title:	Managing Member

/s/ Fang Hindle-Yang
	Name:	Fang Hindle-Yang

/s/ Marc Estigarribia
	Name:	Marc Estigarribia

/s/ Yu He
	Name:	Yu He

/s/ Romain Guerel
	Name:	Romain Guerel

/s/ Rushi Trivedi
	Name:	Rushi Trivedi

The undersigned hereby consents to the terms and conditions of this Agreement as required pursuant to section 6.2 of the Escrow Agreement.

Chardan Capital Markets LLC

By:	/s/ George Kaufman
Name:	George Kaufman
Title:	Partner and Head of Investment Banking

EXHIBIT B

[Irrevocable Instructions Letter]